                                                                    EXHIBIT 23.3

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our reports dated January 16, 2003, except for Note X which is dated March 6, 2003, accompanying the consolidated financial statements of First Colonial Group, Inc. and Subsidiaries as contained in the Registration Statement and Prospectus on Form S-1 for KNBT Bancorp, Inc. to be filed with the Securities and Exchange Commission and the Application for Conversion of KNBT Bancorp, Inc. to be filed with the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and Application for Conversion and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
June 6, 2003